Exhibit 99.1

ASHTON WOODS ANNOUNCES SUCCESSFUL COMPLETION OF
EXCHANGE OFFER AND CAPITAL RESTRUCTURING PLAN

ATLANTA, GA – (February 23, 2009) – Ashton Woods USA L.L.C. (the “Company”) a premier builder of energy efficient, single-family detached, town homes and stacked flat condominium homes, today announced that  it has successfully completed its  previously announced capital restructuring plan.  In connection with the restructuring plan, all prior defaults under the Company’s senior credit facility and $125 million 9.5% Senior Subordinated Notes due 2015 were either waived or cured.  The restructuring plan was designed to align the Company’s capital structure with the current economic environment.  The capital restructuring included the following:

●
The successful completion of the previously announced private exchange offer and consent solicitation to exchange any and all of its $125 million 9.5% Senior Subordinated Notes due 2015 (the “Old Notes”) for new 11% Senior Subordinated Notes due 2015 (the “New Notes”), related guarantees and Class B membership interests (the “Class B Interests”) in the Company (the “Exchange Offer”);

●	The effectiveness of the previously executed amendment to its existing senior credit facility providing access to up to $95 million in borrowing capacity, subject to borrowing base calculations;

●	The closing of a $20 million capital investment in the Company by its existing equity holder; and

●	The repayment of the previously disclosed bridge loan, under which $1.0 million aggregate principal amount was outstanding at February 23, 2009.

As a result of the tender of 98.64% of the Old Notes in Exchange Offer, the Company now has $64.116 million in aggregate principal amount of New Notes outstanding and $1.7 million aggregate principal amount of Old Notes outstanding.  No interest will accrue on the New Notes for the first three years following the date of issuance.

Holders of Old Notes who participated in the Exchange Offer also received aggregate Class B Interests representing 19.728% of the outstanding equity of the Company.

“We have continued to post satisfactory margins during these difficult times, but we needed to work with our lenders and bondholders to restructure our balance sheet so that we can continue to grow and be profitable,” said Tom Krobot, Chief Executive Officer of Ashton Woods.  “This restructuring infuses new capital, reduces the Company’s overall debt, and improves the Company’s liquidity.  It is very positive for our customers, employees, suppliers and developers,” said Krobot.

Over the past several months the Company has continued building and selling homes to a population of customers who, for years, have remained loyal to the Ashton Woods brand.  “We thank our employees, customers, suppliers and developers for their unwavering loyalty and support,” continued Krobot.  “Our company will continue with its past practice of partnering with developers to build homes in diverse markets within strong communities.”

Moelis & Company acted as financial advisor to the Company in connection with the restructuring.

With headquarters in Atlanta, Georgia, Ashton Woods USA, L.L.C. currently operates in Atlanta, Dallas, Houston, Orlando, Phoenix, Denver and Tampa.

SOURCE  Ashton Woods USA L.L.C.

CONTACT:  Ashton Woods USA L.L.C.
Jerry Patava
Interim Chief Financial Officer
(416) 449-1340